Exhibit 10.62

CSG SYSTEMS INTERNATIONAL, INC. EXECUTIVE SEVERANCE PLAN

Participation Agreement

This Participation Agreement (this “Agreement”) is made and entered on the 28th day of March, 2023 (the “Effective Date”), by and between CSG Systems International, Inc. (“CSGS”) and Kenneth Michael Kennedy, Chief Operating Officer and President – Revenue Management and Digital Monetization of CSGS (“Executive”).

Background

A.
CSGS and Executive entered into an employment agreement, dated March 1, 2016, as amended (the “Employment Agreement”).

B.
The Employment Agreement provided the terms of Executive’s employment with CSGS, including the severance pay and benefits to be provided upon Executive’s termination of employment under specified circumstances.

C.
Effective April 1, 2022, CSGS adopted the CSG Systems International, Inc. Executive Severance Plan (the “2022 Plan”) and in connection therewith, the Executive entered into an Executive Severance Plan Participation Agreement which (i) terminated the Employment Agreement; (ii) provided the terms pursuant to which Executive would participate in the 2022 Plan, and (iii) provided benefits that would have been available to Executive if the Employment Agreement had not been terminated.

D.
Effective March 28, 2023, CSGS adopted and now maintains the CSG Systems International, Inc. Executive Severance Plan, a copy of which is attached hereto as Exhibit A (the “2023 Plan”).

E.
The parties are entering into this Agreement in connection with the adoption of the 2023 Plan.

Statement of Agreement

For and in consideration of the promises made in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1.
Definitions. Unless otherwise specified in this Agreement, any term used with an initial capital letter shall have the meaning given to such term in the 2023 Plan.

2.
Employment-At-Will. Executive shall remain an employee-at-will of CSGS.

3.
Participation in the 2023 Plan. Executive acknowledges the terms of the 2023 Plan, including (i) the severance pay and benefits provided thereunder, (ii) the conditions upon which such severance pay and benefits will be paid and provided, (iii) the conditions that

Executive must satisfy to receive severance pay and benefits thereunder, and (iv) that the 2023 Plan provides the sole source of pay and benefits in connection with an Eligible Termination.

4.
Application of Terms of the 2023 Plan. Executive agrees that, by entering into this Agreement, Executive will become a Participant in the 2023 Plan eligible to receive severance pay and benefits on, and upon satisfaction of, the terms and conditions set forth in the 2023 Plan; provided, the terms set forth below shall apply to Executive notwithstanding, or in addition to, the terms of the 2023 Plan:

a.
Amount of Cash Severance Pay Following a Change in Control. In lieu of 200% of base salary and 200% of annual performance bonus provided in Section 5.1 of the 2023 Plan for an Eligible Termination occurring within 18 months after a Change in Control, to match the amount payable in this situation under the Employment Agreement, an amount equal to 300% of base salary and 300% of annual performance bonus will be payable to Executive for an Eligible Termination occurring within 18 months after a Change in Control.

5.
Death Benefits. If Executive’s employment with the Company terminates due to his death, CSGS will provide to his beneficiary(ies) the following pay and benefits:

a.
Unpaid Base Salary. The amount of base salary that, as of the date his employment terminates, was earned but unpaid (“Unpaid Base Salary”). CSGS will pay this amount within 14 days after the date of Executive’s death;

b.
Prorated Annual Performance Bonus. A cash payment equal to the product of (i) the dollar amount of Executive’s annual performance bonus for the year in which Executive’s death occurs (with performance deemed at target), and (ii) a fraction, the numerator of which is the number of days during the annual performance period for such bonus through and including the date of Executive’s death, and the denominator of which is 365 (“Prorated Bonus”). This amount will be paid in a lump sum no later than the end of the calendar year following the calendar year in which Executive dies; and

c.
Other Earned but Unpaid Amounts. Any other amounts earned, accrued or owed to Executive by CSGS or under any employee benefit plan of the Company, to the extent not paid as of the date Executive dies (“Other Benefits”). Each of such amounts will be paid at the same time it is due under the program creating it.

6.
Disability Benefits. If CSGS terminates Executive’s employment with the Company on account of his disability (as defined below) such that he has a Separation from Service, CSGS will provide to him the following pay and benefits:

a.
Unpaid Base Salary. His Unpaid Base Salary within 14 days after the date the Company terminates Executive’s employment (“Disability Termination Date”);

b.
Prorated Annual Performance Bonus. His Prorated Bonus on the first regularly scheduled payroll date that is at least 60 days following Executive’s Disability Termination

Date;

c.
Other Earned but Unpaid Amounts. Each of his Other Benefits at the same time it is due under the program creating it; and

d.
COBRA Continuation Coverage Payment. A cash amount equal to the COBRA continuation coverage premiums that would be payable by Executive for the first 18 months of the COBRA continuation period, determined as if (i) Executive elected COBRA continuation coverage for Executive and Executive’s spouse and dependents, to the extent such individuals were covered under CSGS’s group medical, dental and/or vision coverage as of Executive’s Disability Termination Date, and (ii) the cost of such COBRA coverage is measured as of Executive’s Disability Termination Date assuming such cost remains constant during such 18-month period. The cash amount will be payable to Executive in a single lump sum on the first regularly scheduled payroll date that is at least 60 days following Executive’s Disability Termination Date.

For purposes hereof, “disability” means Executive becomes incapable by reason of physical injury, disease, or mental illness of substantially performing his duties and responsibilities for the Company, with or without a reasonable accommodation, for (i) a continuous period of 6 months or more, or (ii) 180 days in the aggregate (whether or not consecutive) during any 12-month period.

IN WITNESS WHEREOF, the CSGS has caused its duly authorized officer to execute this Agreement, and the Executive has executed this Agreement, on the dates set forth below.

EXECUTIVE	CSG SYSTEMS INTERNATIONAL, INC.

By: /s/ Kenneth M. Kennedy	By:_/s/ Elizabeth A. Bauer
Name: Kenneth M. Kennedy	Name: Elizabeth A. Bauer
Title: Chief Experience Officer

Exhibit A

Please see attached for the 2023 Executive Severance Plan *

* Note that the 2023 Executive Severance Plan is filed as Exhibit 10.60 to CSG’s Quarterly Report on Form 10-Q for the period ended March 31, 2023.